Exhibit 5

December 17, 2003

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

RE: Post-effective Amendment No. 3 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Radian Group Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Post-effective Amendment No. 3 to the Registration Statement on Form S-3 (the “Registration Statement”), relating to the public offering of (i) $220,000,000 aggregate principal amount of the Company’s 2.25% Senior Convertible Debentures Due 2022 (the “Debentures”) issued pursuant to an Indenture dated as of January 11, 2002 (the “Indenture”), between the Company and The Bank of New York, as Trustee, and (ii) the shares of Common Stock, par value $.001 per share, of the Company that are issuable upon conversion of the Debentures (the “Conversion Shares”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation and bylaws of the Company, each as amended to date, the Indenture, certain resolutions adopted by the Company’s Board of Directors and such other agreements, instruments, documents and records relating to the Company, the Debentures and the Conversion Shares as we have deemed appropriate. In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Company.

As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise expressly indicted, we have not undertaken any independent investigation of factual matters.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States, the laws of the Commonwealth of Pennsylvania, the State of New York and the Delaware General corporation Law (including decisional law thereunder), and we express no opinion on the “blue sky” or securities law of any jurisdiction other than the federal law of the United States of America. We express no opinion as to the applicable choice of law rules that may affect the interpretation of the enforcement of the Indenture or the Debentures.

Radian Group, Inc.

December       , 2003

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.	The Debentures have been legally issued and constitute valid and binding obligations of the Company; and

2.	The Conversion Shares, when and if issued upon the due conversion of the Debentures in accordance with the Indenture and the terms of the Debentures, will, when so issued, have been legally issued, fully paid and non-assessable by the Company.

Our opinion set forth above is qualified to the extent that enforcement of the Debentures may be limited by the application of equitable principles (whether considered in a proceeding at law or in equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing). We express no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect affecting the enforcement or waiver of creditors’ rights and remedies (including those relating to fraudulent conveyances and transfers).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations thereunder.

Sincerely yours,

DRINKER BIDDLE & REATH LLP